EXHIBIT 99.3
1105 Peters Road Harvey, Louisiana 70058 (504) 362-4321 Fax (504) 362-4966 NYSE: SPN

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT: Terence Hall, CEO; Robert Taylor, CFO; Greg Rosenstein, VP of Investor Relations, 504-362-4321

Superior Energy Services, Inc. Announces Common Stock Offering

(Harvey, LA, Wednesday, October 6, 2004) Superior Energy Services, Inc. ("Superior") (NYSE: SPN) today announced that it intends to offer 9,696,627 shares of common stock to the public in a firm commitment underwriting pursuant to a shelf registration statement previously filed with the Securities and Exchange Commission. The underwriters for this offering will have the option to purchase up to an additional 1,454,494 shares of common stock to cover any over-allotments.

Superior also intends to enter into a stock purchase agreement with First Reserve Fund VII, Limited Partnership and First Reserve Fund VIII, L.P. (the "First Reserve Funds") concurrent with this offering, pursuant to which Superior will purchase 9,696,627 shares of common stock owned by the First Reserve Funds at a price per share equal to the net proceeds per share received in the offering, before expenses. Superior anticipates that it will purchase these shares from the First Reserve Funds immediately following the closing of the offering. The net proceeds from the exercise of the underwriters' over-allotment option will be used for general corporate purposes.

The securities may not be sold nor any offers to buy be accepted prior to the time that the prospectus supplement is final. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state. The offering may be made only by means of a prospectus and related prospectus supplement.

Superior Energy Services, Inc. provides a broad range of specialized oilfield services and equipment primarily to major and independent oil and gas companies engaged in the exploration, production and development of oil and natural gas properties offshore in the Gulf of Mexico and throughout the Gulf Coast region. These services and equipment include the rental of liftboats, rental of specialized oilfield equipment, electric and mechanical wireline services, well plug and abandonment services, well control, coiled tubing services and engineering services. Additional services provided include contract operating and supplemental labor, offshore and dockside environmental cleaning services, the manufacture and sale of drilling instrumentation and the manufacture and sale of oil spill containment equipment.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the Company's rapid growth; changes in competitive factors and other material factors that are described from time to time in the Company's filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved.

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